Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Barnes & Noble, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-23855, No. 333-69731, No. 33-84826 and No. 33-89258) and Form S-8 (No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111, No. 333-160560 and No. 333-183689) of Barnes & Noble, Inc. of our report dated June 27, 2012, except for the adjustments described in Note 2, as to which the date is July 26, 2013, relating to the consolidated financial statements, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 27, 2012 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP
New York, New York
July 26, 2013